PURCHASE AND SALE AGREEMENT


          THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is executed as of the ____ day of __________, 1994, by HMH PROPERTIES, INC., a Delaware corporation with its principal office at 10400 Fernwood Road, Bethesda, Maryland 20817 ("HMH Properties"), and HMC RETIREMENT PROPERTIES, INC., a Delaware corporation with its principal office at 10400 Fernwood Road, Bethesda, Maryland 20817 ("HMC Retirement"), as sellers (collectively, "Sellers" and each individually a "Seller"), and HEALTH AND REHABILITATION PROPERTIES TRUST, a Maryland real estate investment trust with its principal office at 400 Centre Street, Newton, MA 02158 ("Purchaser").


ARTICLE I

Definition of Terms

          1.01 Definition of Terms

          When used in this Agreement, the following terms shall have the meanings indicated:

          "Accountant" means a firm of certified public accountants mutually agreeable to Sellers and Purchaser appointed to perform the functions of a public accountant as described in or required by this Agreement.

          "Assignment and Assumption of Leases" means the assignment by Sellers and the assumption by Purchaser of Facilities Leases conveying to Purchaser Sellers' lessor interest in the Facilities Leases and assignment of Guarantees relating to each Site, such assignment and assumption to be in form and substance reasonably satisfactory to Sellers and Purchaser.

          "Assignment of Ground Lease" means the assignment of ground lease HMC Retirement is to deliver to Purchaser at Closing dated the Closing Date, conveying to Purchaser HMC Retirement's leasehold interest in the Site relating to the Colonnades (including the consent of the landlord under such ground lease to the assignment thereof to Purchaser, if any such consent is required), such assignment to be in form and substance reasonably satisfactory to Sellers and Purchaser.

          "Bills of Sale" means the bill of sale, assignment and assumption agreements Sellers are to deliver to Purchaser at Closing, each dated as of the Closing Date, conveying to Purchaser all of Sellers' right, title and interest in and to the FF&E, rights and warranties under Contracts and Equipment Leases and Miscellaneous Assets, such Bills of Sale to be in form and substance reasonably satisfactory to Sellers and Purchaser.

          "Calusa Harbour Lease Amendment" means the amendment to the Facilities Lease relating to the Calusa Harbour Facility to reflect Sellers' payment of the bonds relating to such Facility and providing for the payment by MSLS of Minimum Rental (as defined in the Facility Lease) with respect to the Calusa Harbour Facility of not less than $2,040,000, such amendment to be consented to by Marriott International, as guarantor, and otherwise in form and substance reasonably acceptable to Purchaser.

          "Closing" means the consummation of the purchase and sale of the Facilities, as contemplated by this Agreement.

          "Closing Date" means the date upon which the Closing occurs, which shall be a date no later than June 15, 1994 (subject to extension as set forth in this Agreement or otherwise by mutual agreement of the parties), or which shall be such earlier date as may be designated in a written notice by Purchaser to Sellers delivered no fewer than five (5) days before the Closing is to occur.

          "Colonnades" means the Facility commonly known as The
Colonnades Senior Living Community at Charlottesville, Virginia.

          "Contract Date" means the date upon which this Agreement is executed fully by Purchaser and Sellers, as evidenced by the last date indicated on the signature page hereof.

          "Contracts" means the service, maintenance, supply, and other contracts related to the maintenance or operation of the Facilities identified by Sellers by written notice to Purchaser given on or before April 1, 1994 or, if Sellers shall fail to give such notice, then there shall be deemed to be none.

          "Deeds" means the special warranty deeds (or local equivalent) Sellers are to deliver to Purchaser at Closing, each dated the Closing Date, conveying to Purchaser Sellers' fee simple interest in each Facility, including the Site, with respect to each Fee Facility.

          "Encumbrance(s)" means liens, mortgages, deeds of trust, security interests, pledges, charges, options, encroachments, easements, covenants, leases, reservations or restrictions of any kind.

          "Equipment Leases" means the leases identified by Sellers by written notice given to Purchaser on or before April
1, 1994 or, if Sellers shall fail to give such notice, then there shall be deemed to be none.

          "Facility" or "Facilities" means, individually or collectively, as the context may require, the fourteen (14) Marriott senior living communities listed on Exhibit A, being comprised of the thirteen (13) Fee Facilities and the Colonnades. The term "Facility" or "Facilities" shall include, as appropriate to the context, (a) in the case of the Fee Facilities, the legal and beneficial fee simple title to and interest in the applicable Sites and, in the case of the Colonnades, the Sellers' leasehold interest in the applicable Site; (b) all easements and other rights and obligations appurtenant to the Sites; (c) the legal and beneficial fee simple title to all buildings and other improvements that are located on the Sites; (d) all related Contracts, to the extent assignable; (e) all related Equipment Leases, to the extent assignable; (f) all related FF&E; (g) all related Miscellaneous Assets, to the extent transferable, (h) Sellers' lessor interest in the applicable Facilities Lease and Sellers' interest in the Guaranty for each Site, and (i) all other easements, privileges, licenses, rights and appurtenances relating to any of the foregoing. The term "Facility" or "Facilities" for purposes of consummating the Closing shall not include any Facilities which have been deleted from this Agreement pursuant to the terms hereof.

          "Facilities Leases" means each of the facilities lease agreements, dated as of October 8, 1993, between HMC Retirement or HMH Properties, as landlord, and MSLS, as tenant, related to the operation of the Facilities, together with all amendments thereto.

          "Fee Facility" or "Fee Facilities" means, individually or collectively, as the context may require, the thirteen (13)
Facilities listed on Exhibit A as "Fee Facilities."

          "FF&E" means all appliances, machinery, devices, fixtures, appurtenances, equipment, furniture, furnishings and articles of tangible personal property of every kind and nature whatsoever owned by any Seller and located in or at, or used in connection with the ownership, operation or maintenance of, all or any of the Facilities (except Excluded Items).

          "Guarantees" means the fourteen (14) guarantees by Marriott International of each of the Facilities Leases dated as of October 8, 1993, together with all amendments thereto.

          "Healthcare Approvals" means, with respect to any Facility or Facilities, all material licenses, certificates or determinations of need, permits, exemptions, certifications, accreditations, approvals, permissions, consents and agreements from all federal, state and local agencies and accrediting and certifying organizations having jurisdiction over such Facility or Facilities which are required to operate the Facility or Facilities in the manner in which it or they are currently operated or to receive reimbursement for care provided to patients covered under the federal Medicare program and any applicable state Medicaid program to the extent such reimbursements are currently received.

          "Host Marriott" means Host Marriott Corporation, a
Delaware corporation.

          "Lease Amendments" means amendments to the Facilities
Leases in form and substance reasonably acceptable to MSLS, Sellers and Purchaser to become effective upon the Closing.

          "Marriott International" means Marriott International,
Inc., a Delaware corporation.

          "MSLS" means Marriott Senior Living Services, Inc. a
Delaware corporation and a wholly-owned subsidiary of Marriott
International.

          "Miscellaneous Assets" means, to the extent related to any Facility and only to the extent in a Seller's possession and/or control, all surveys, all architectural, consulting and engineering blueprints, all plans and specifications, all drawings, and all reports, all Permits (to the extent transferable), all books and records (financial and otherwise), and all personal property relating to the ownership or operation of any of the Facilities that are owned by or leased to Sellers as of the Closing Date, excluding FF&E, Contracts, Equipment Leases and Excluded Items.

          "Permits" means all licenses, franchises, certificates of occupancy, consents, permits, approvals and other authorizations (other than Healthcare Approvals) issued by any governmental authority or any third party and used in or necessary to the use and operation of the Facilities (or any of them) as fully functioning Marriott senior living communities as currently operated.

          "Permitted Encumbrances" means (a) liens for taxes, assessments and governmental charges not yet due and payable or due and payable but not yet delinquent; (b) applicable zoning regulations and ordinances provided the same do not prohibit or impair use of the facilities as currently operated and constructed; (c) occupancy rights of any Facility residents;
(d) with respect to the Colonnades, the applicable ground lease;
(e) the Facilities Leases; (f) the bond debt financing documents and liens relating to the Church Creek, Illinois Facility (other than the mortgage liens granted to Allied Irish Bank plc with respect to the Church Creek, Illinois Facility and the Villa Valencia, California Facility); (g) such other nonmonetary Encumbrances as do not, in the Purchaser's reasonable opinion, impair marketability and do not materially interfere with the use of the applicable Facility as a fully functioning Marriott senior living community as currently operated and constructed; and (h) such other nonmonetary Encumbrances which are not objected to by Purchaser in accordance with Article IV.

          "Review Period" means the period commencing on the Contract Date and ending at 5:00 p.m. Eastern Standard Time on April 8, 1994 (subject to extension as set forth herein); provided, however, if Sellers fail to provide Purchaser by April 1, 1994, with information required to be provided herein in order for Purchaser to finish its due diligence, the Review Period shall be extended to the later of 5:00 p.m. Eastern Standard Time on (a) the date ten (10) days after Sellers provide such information to Purchaser and (b) April 22, 1994.

          "Sellers" means HMH Properties and HMC Retirement, collectively, together with each affiliate thereof conveying, or currently owning, any interest in the assets to be conveyed hereunder, and "Seller" means any one of the foregoing, as the context may require.

          "Site" or "Sites" means, individually or collectively, as the context may require, the parcels of land on which the Facilities are located, including all right, title, and interest of Sellers, if any, in and to all easements, rights and other interests appurtenant thereto. "Sites" does not include buildings and other improvements.

          "Title Company" means Commonwealth Land Title Insurance
Company or such other title insurance company as shall be reasonably acceptable to Purchaser and Sellers.

          1.02 Terms Defined in Other Sections

          As used in this Agreement, the following terms have the meanings specified in the sections listed below:


               "Agreement" -- Preamble.
               "ALTA" -- Section 3.01(a).
               "Brokerage Compensation" -- Section 13.01.
               "Code" -- Section 2.04.
               "Confidentiality Agreement" -- Section 4.03.
               "Defective Facility" -- Section 2.07(a).
               "Deposit" -- Article VII.
               "Environmental Law" -- Section 5.10(a).
               "Escrow Instructions" -- Article VIII.
               "Excluded Items" -- Section 2.02.
               "FIRPTA Certificate" -- Section 8.01(a)(vii). "Hazardous Materials" -- Section 5.10.
               "HMH Properties" -- Preamble.
               "HMC Retirement" -- Preamble.
               "HSR Act" -- Section 13.08.
               "Purchase Price" -- Section 2.03.
               "Purchaser" -- Preamble.
               "Purchaser's Title Policies" -- Section 3.01(a). "Section 1542" -- Section 2.06(b).
               "Sellers' Funds" -- Section 8.01(b)(i).
               "Study" -- Section 4.01(c).
               ""Termination Notice" -- Section 4.02.
               "Title Commitments" -- Section 4.01(a).



ARTICLE II

Purchase and Sale

          2.01 Purchase and Sale.

          (a) Purchase. Sellers agree to sell, convey and assign to Purchaser, and Purchaser agrees to purchase, accept and assume from Sellers, upon the terms, covenants and conditions set forth in this Agreement, the Facilities (other than the Excluded Items).

          (b) Obligations upon Closing. At Closing, Sellers shall convey the Facilities to Purchaser free of all liens and Encumbrances other than the Permitted Encumbrances. Upon Closing, Sellers shall transfer and convey to Purchaser and Purchaser shall assume all obligations of Sellers in connection with the Facilities Leases, Contracts, Equipment Leases and Miscellaneous Assets arising on and after the Closing Date.

          2.02 Excluded Items

          Sellers shall not be obligated to sell to Purchaser, and Purchaser shall not be entitled to purchase from Sellers, the following, all of which shall remain the sole and exclusive property of Sellers, Host Marriott, Marriott International, MSLS, or any of their affiliates, as appropriate (collectively, the "Excluded Items"):

               (a)  Except as otherwise provided in the
          Facilities Leases, any right, title, or interest in the name or signage containing the name "Marriott", "Brighton Gardens", "Bedford Court", "Stratford Court" "The Stratford Court" and other marks used by Sellers, Host Marriott, Marriott International, MSLS, or any of their affiliates.

               (b) Cash, and all balances on deposit in the name of or to the credit of Sellers (or MSLS for the benefit of Sellers), and all cash equivalent investments.

               (c)  Except as otherwise provided in the
          Facilities Leases, all property owned by Sellers, Host
          Marriott, Marriott International or MSLS, or any of their affiliates, not normally located at the Facilities and used, but not used exclusively, in connection with the Facilities.

               (d)  Residential condominium units at the
          condominium known as The Jefferson Condominium and located in Arlington, Virginia.


Except as otherwise provided in the Facilities Leases, nothing herein shall be construed to convey any information or materials that are the proprietary property of Marriott International or MSLS, or any of their affiliates.

          2.03 Purchase Price

          (a) The purchase price (the "Purchase Price") shall be the sum of THREE HUNDRED TWENTY MILLION DOLLARS ($320,000,000), subject to adjustment as set forth in Sections 2.07 and 8.03, and shall be payable by Purchaser to Sellers on the Closing Date (a) in cash or (b) by wire transfer of immediately available funds to such account or accounts as Sellers may designate by written notice given to Purchaser not less than two (2) days prior to the Closing Date.

          2.04 Allocation of Purchase Price

           On or before the expiration of the Review Period, the Purchase Price attributable to each Facility shall be allocated among the Facilities and the applicable (a) buildings and improvements, (b) FF&E, and (c) value of the leasehold or value of the Site, located thereon, as applicable, in a manner consistent with the appraisals to be obtained by Purchaser as hereinafter provided and otherwise as mutually agreed by the parties. Sellers and Purchaser agree to file all federal income tax returns and reports necessary in connection with the Closing, including, without limitation, any filings contemplated by
Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (the "Code"), consistent with the allocations made pursuant to this Section 2.04.


          2.05 Employees at Facilities

          Purchaser acknowledges that all personnel employed or engaged in connection with the operation of the Facilities are employees of Marriott International or MSLS. Each Seller represents that it has no employees engaged in the day-to-day operation of the Facilities. The parties agree that any matters pertaining to Facility employees are to be worked out and resolved between Purchaser and MSLS subject to the applicable provisions of the Facilities Leases.

          2.06 Sellers' Disclaimer

          (a) Except as otherwise expressly provided in this Agreement, in the Deeds or any other documents to be delivered to Purchaser at Closing, Sellers disclaim the making of any representations or warranties, express or implied, regarding the Facilities or matters affecting the Facilities, whether made by Sellers, on Sellers' behalf or otherwise, or included or set forth within any Miscellaneous Asset, including, without limitation, the physical condition of the Facilities, title to or the boundaries of the Sites, pest control matters, soil conditions, the presence, existence or absence of hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, and any other information pertaining to the Facilities or the market and physical environments in which they are located. Purchaser acknowledges (i) that Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation or that of third parties with respect to the physical, environmental, economic and legal condition of each Facility and (ii) that Purchaser is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement, in the Deeds or in any document to be delivered to Purchaser at Closing, made (or purported to be made) by Sellers or anyone acting or claiming to act on Sellers' behalf. Purchaser further acknowledges that it has not received from or on behalf of Sellers any accounting, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and is relying solely upon the advice of third party accounting, tax, legal, architectural, engineering, property management and other advisors. Subject to the provisions of this Agreement, Purchaser shall purchase the Facilities in their "as is" condition on the Closing Date.

          (b) Except with respect to any claims arising out of any breach of covenants, representations or warranties set forth in this Agreement or in the Deeds and other documents and instruments to be delivered to Purchaser at Closing or as otherwise provided herein or therein, Purchaser, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Sellers, their respective affiliates, successors and assigns from any and all rights, claims, liabilities, obligations, and demands, at law or in equity, whether known or unknown at the time of this Agreement, which Purchaser has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Facilities. To the extent consistent with the foregoing, Purchaser hereby specifically waives the provisions of Section 1542 of the California Civil Code ("Section 1542") and any similar law of any other state, territory or jurisdiction.
Section 1542 provides:

               A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Purchaser hereby specifically acknowledges that Purchaser has carefully reviewed this subsection and discussed its import with legal counsel and that the provisions of this subsection are a material part of this Agreement.


                                   /s/ Barry M. Portnoy
                                   Trustee

          2.07 Defective Facilities


          (a) Defective Facilities Identified During the Review Period. In the event (i) Purchaser reasonably determines that a Facility has structural, environmental, legal or operational defects or conditions that would require expenditures equal to or greater than seven and one-half percent (7.5%) of the amount of the Purchase Price allocated to such Facility in order to bring such Facility into a satisfactory condition in accordance with prevailing senior living community industry standards (any such Facility being hereinafter referred to as a "Defective Facility"), and (ii) Purchaser provides written notice thereof to Sellers no later than the expiration of the Review Period, time being of the essence, specifying the Facility or Facilities Purchaser wishes to be deleted, Sellers, shall, subject to paragraph (c) below, be required to delete such Facility or Facilities from the sale contemplated hereunder. Prior to Closing, Sellers agree to enforce all rights available against third parties, including, without limitation, MSLS, and to cause any and all defects or conditions so identified by Purchaser to be corrected, it being expressly understood and agreed that nothing contained herein shall be construed to relieve any such parties from any obligations with respect to such matters.

          (b) Risk of Loss Following the Review Period. If, prior to Closing, (i) any Facility suffers a casualty or condemnation which would cause such Facility to become a Defective Facility, (ii) MSLS fails, at its sole cost and expense, to restore the Defective Facility to a condition substantially the same as the condition thereof immediately prior to such casualty or condemnation or to commit so to restore and provide evidence to Purchaser that it has adequate funds therefor, and (iii) Purchaser provides written notice of same to Sellers no later than the Closing Date, time being of the essence, Sellers shall, subject to paragraph (c) below, be required to delete such Facility or Facilities from the sale contemplated hereunder. Promptly upon learning of the same, Sellers covenant and agree to provide Purchaser with prompt written notice of any casualty or condemnation affecting any Facility.

          (c) Termination. If Purchaser timely identifies any Defective Facilities Purchaser wishes to delete from this Agreement pursuant to this Section 2.07, then the Purchase Price shall be reduced by the amount allocated to such Facilities as herein provided. Notwithstanding the foregoing, if more than two
(2) Facilities are identified as Defective Facilities, whether pursuant to this Section 2.07, Article IV, or otherwise, either party may terminate this Agreement and the transactions contemplated hereby, in which case the Deposit shall be returned to Purchaser and neither party shall have any further obligations hereunder (except as specified in Section 13.02(b) hereof); provided, however, that in the event Sellers shall be the terminating party, Purchaser shall have the option, exercisable by notice given within ten (10) days after Sellers' notice to terminate, to proceed to Closing on one or more such Facility or Facilities designated by Purchaser such that the total amount of Facilities delieted by Purchaser prusuant to this Section 2.07 shall not be greater than twelve (12) Facilities. In the event Purchaser shall elect to proceed to Closing as aforesaid, any notice of termination given by Sellers shall be null and void and of no further force or effect.



ARTICLE III

Conditions Precedent

          3.01 Conditions Precedent for the Benefit of Purchaser

          Purchaser's obligation to purchase the Facilities shall be subject to and contingent upon the satisfaction (to
Purchaser's reasonable satisfaction), or the waiver by Purchaser, as of the Closing Date, or such earlier date specified below, of the following conditions precedent:

               (a) The Title Company shall have committed to issue as of the Closing Date, upon the sole condition of payment of its regularly scheduled premium and satisfaction of its standard requirements, a standard American Land Title Association ("ALTA") extended coverage owner's policy of title insurance (Form 1992) for each Facility (the "Purchaser's Title Policies"), in an amount equal to the allocated value with respect to the Facility for which the policy is being issued, determined as herein provided, insuring that title to the Facility on the Closing Date is vested of record in Purchaser, subject only to the printed conditions and exceptions (other than the so-called standard exceptions) of such policy and Permitted Encumbrances together with affirmative coverages for zoning, where available, survey, access and contiguity, if applicable.

               (b) Sellers' representations and warranties set forth in Article V shall be true and complete in all material respects as if made on and as of the Closing Date, and Sellers shall have delivered to Purchaser a certificate to that effect.

               (c) Sellers and each of MSLS, the ground lessor with respect to the Colonnades, the Condominium Association with respect to The Jefferson and Marriott International, as the case may be, shall have reasonably approved Purchaser's form of estoppel certificates to be delivered at Closing (the form of which certificates must be drafted by Purchaser and approved by Sellers on or before the expiration of the Review Period) and on or before the Closing Date, Sellers and each of MSLS, the ground lessor with respect to the Colonnades, the Condominium Association with respect to The Jefferson and Marriott International as the case may be, shall have delivered such certificates to the Title Company indicating the absence of defaults by Sellers and otherwise in the form so agreed upon.

               (d) Sellers shall have performed in all material respects all covenants set forth in this Agreement which are to be performed by Sellers on or before the Closing Date.

               (e)  If there exist any recorded covenants,
          interests or agreements relating to a Facility or to a Site that require the consent or approval of third parties to the transactions contemplated hereby, Sellers shall have delivered such consents or approvals to Purchaser in writing on or before the Closing Date (or, if possible, the Title Company shall have provided to Purchaser affirmative insurance over any such matters (Sellers and Purchaser covenanting to cooperate in agreeing on the form of all such consents and other notices and in seeking to obtain the same promptly upon execution of this Agreement).

               (f)  HMC Retirement shall have delivered to
          Purchaser the following:

                      (A)     a copy of HMC Retirement articles
               of incorporation, as most recently amended or modified, certified (i) as of a date reasonably current, but in no event earlier than two (2) weeks prior to the Closing Date, by the Delaware Secretary of State, and (ii) as of the Closing Date by the secretary or assistant secretary of HMC Retirement, as being true and complete;

                      (B)     a copy of HMC Retirement's bylaws
               and any amendments or modifications thereto, certified as of the Closing Date by the secretary or assistant secretary of HMC Retirement as being true and complete;

                      (C)     original corporate resolutions
               authorizing HMC Retirement to enter into the sale of the Facilities contemplated by this Agreement and to consummate the transactions contemplated hereby, certified by the secretary or assistant secretary of HMC Retirement as being true, complete and fully effective as of the Closing Date;

                      (D)     an incumbency certificate for HMC
               Retirement, in form and content reasonably acceptable to Purchaser;

                      (E)     a certificate of good standing for
               HMC Retirement, issued as of a date reasonably current, but in no event earlier than two (2) weeks prior to the Closing Date, by the Delaware Secretary of State;

                      (F)     an opinion of Pamela J. Murch,
               counsel to HMC Retirement, in form and content reasonably satisfactory to Purchaser and Purchaser's counsel as to the due authorization, execution and delivery by HMC Retirement of this Agreement and all other instruments to be delivered to Purchaser or the Title Company pursuant hereto, and as to certain non-contravention matters; and

                      (G)     such other instruments and
               documents as Purchaser or the Title Company reasonably determine to be necessary or appropriate for the consummation of the transactions contemplated hereby.

               (g)    HMH Properties shall have delivered to
          Purchaser the following:

                      (A)     a copy of HMH Properties articles
               of incorporation, as most recently amended or modified, certified (i) as of a date reasonably current, but in no event earlier than two (2) weeks prior to the Closing Date, by the Delaware Secretary of State, and (ii) as of the Closing Date by the secretary or assistant secretary of HMH Properties, as being true and complete;

                      (B)     a copy of HMH Properties' bylaws
               and any amendments or modifications thereto, certified as of the Closing Date by the secretary or assistant secretary of HMH Properties as being true and complete;

                      (C)     original corporate resolutions
               authorizing HMH Properties to enter into the sale of the Facilities contemplated by this Agreement and to consummate the transactions contemplated hereby, certified by the secretary or assistant secretary of HMH Properties as being true, complete and fully effective as of the Closing Date;

                      (D)     an incumbency certificate for HMH
               Properties, in form and content reasonably acceptable to Purchaser;

                      (E)     a certificate of good standing for
               HMH Properties, issued as of a date reasonably current, but in no event earlier than two (2) weeks prior to the Closing Date, by the Delaware Secretary of State;

                      (F)     an opinion of Pamela J. Murch,
               counsel to HMH Properties, in form and content reasonably satisfactory to Purchaser and Purchaser's counsel as to the due authorization, execution and delivery by HMH Properties of this Agreement and all other instruments to be delivered to Purchaser or the Title Company pursuant hereto, and as to certain non-contravention matters; and

                      (G)     such other instruments and
               documents as Purchaser or the Title Company reasonably determine to be necessary or appropriate for the consummation of the transactions contemplated hereby.

               (h)    Purchaser, in its reasonable judgment,
          shall have approved the settlement statements prepared by the Title Company in connection with the Closing.

               (i) No later than the expiration of the Review Period, Purchaser shall have obtained the appraisals referenced in Section 4.01(d) for each Facility which appraisals shall conform with the requirements of Purchaser's declaration of trust or other organizational and governing documents.

               (j) No later than the expiration of the Review Period, the board of trustees or other governing body of Purchaser shall have approved, authorized or ratified (A) the purchase and sale contemplated pursuant to the terms and conditions set forth in this Agreement and (B) the other transactions contemplated hereby.

               (k) On or before the expiration of the Review Period, MSLS and Purchaser shall have agreed to the form of Lease Amendments and the Calusa Harbour Lease Amendment, and or before the Closing Date, MSLS shall have consented to, executed and delivered the Lease Amendments and the Calusa Harbour Lease Amendment to the Title Company.

               (l)    On or before the Closing Date, MSLS and
          Purchaser shall have obtained all Healthcare Approvals.

               (m) On or before the Closing Date, Purchaser and Sellers shall have obtained all consents and satisfied all requirements relating to Purchaser's assumption of the bond financing relating to the Church Creek, Illinois Facility, and the mortgage liens with respect to the Church Creek and Villa Valencia Facilities shall have been released.

               (n)    Prior to the expiration of the Review
          Period, Sellers shall have delivered to Purchaser an agreement, in form and substance reasonably satisfactory to Purchaser, of MSLS and Marriott International waiving their respective rights pursuant to Article VI of that certain Senior Living Services Operating and Indemnity Agreement dated as of October 8, 1993.

          3.02 Conditions Precedent for the Benefit of Sellers

          Notwithstanding anything in this Agreement to the contrary, Sellers' obligation to sell the Facilities shall be subject to and contingent upon the satisfaction (to Sellers' reasonable satisfaction), or the waiver by Sellers, as of the Closing Date, or such earlier date specified below, of the following conditions precedent:

               (a) Purchaser shall have delivered to Sellers, the following:

                      (A)     a copy of Purchaser's declaration
               of trust and other governing documents, as most recently amended or modified, certified (i) if available, as of a date reasonably current, but in no event earlier than two (2) weeks prior to the Closing Date, by the Maryland Secretary of State, and (ii) as of the Closing Date by an officer or trustee of Purchaser, as being true and complete;

                      (B)     a copy of Purchaser's bylaws, and
               any amendments or modifications thereto, certified as of the Closing Date by an officer or trustee of Purchaser as being true and complete;

                      (C)     original resolutions authorizing
               Purchaser to enter into the sale of the Facilities contemplated by this Agreement and to consummate the transactions contemplated hereby, certified by an officer or trustee of Purchaser as being true, complete and fully effective as of the Closing Date;

                      (D)     an incumbency certificate for
               Purchaser in form and content reasonably acceptable to Seller;

                      (E)     if available, a certificate of good
               standing or existence for Purchaser, issued as of a date reasonably current, but in no event earlier than two (2) weeks prior to the Closing Date, by the Maryland Secretary of State;

                      (F)     a certificate of qualification to
               do business for Purchaser, issued as of a date reasonably current, but in no event earlier than two (2) weeks prior to the Closing Date, by the Secretary of State for each jurisdiction in which the Facilities are located;

                      (G)     an opinion of counsel to Purchaser
               in form and content reasonably satisfactory to Sellers and Sellers' counsel as to the due authorization, execution and delivery by Purchaser of this Agreement and all other instruments to be delivered to Sellers or the Title Company pursuant hereto and as to certain non-contravention matters; and

                      (H)     such other instruments and
               documents as Sellers or the Title Company reasonably determine to be necessary for the consummation of the transactions contemplated hereby.

               (b)    On or before the termination of the Review
          Period, the board of directors or executive committee of each of Sellers and Host Marriott shall have approved, authorized or ratified the consummation of the purchase and sale contemplated hereunder.

               (c)    Sellers, in their reasonable judgment,
          shall have approved the settlement statements prepared by the Title Company in connection with the Closing.

          3.03 Failure or Waiver of Conditions Precedent

          Purchaser and each of Sellers agree to use reasonable efforts to satisfy or cause to be satisfied no later than the expiration of the Review Period or the Closing Date, as the case may be, the conditions set forth in Sections 3.01 and 3.02, as applicable. In the event any of the conditions set forth in
Section 3.01 or 3.02 are not timely satisfied or waived, Purchaser or Sellers, as the case may be, shall have the right, at their sole option, (a) to extend the time period for satisfaction of such conditions, or (b) to terminate this Agreement, whereupon all rights and obligations hereunder of each party shall be at an end (except as provided in Section 13.02(b) hereof), whereupon Sellers shall return the Deposit to Purchaser; provided, however, that in the event the conditions regarding the HSR Act or other third party consents or obtaining applicable Permits or Healthcare Approvals shall not be satisfied as herein provided, unless such failure results from the default of either party, the date for satisfaction thereof shall be automatically extended to a date mutually agreed upon by Purchaser and Sellers but in no event later than December 31, 1994. In addition, Purchaser shall have the option, by giving written notice thereof to Sellers, to extend the Closing Date from June 15, 1994 to June 30, 1994. Either party may, at its election, at any time or times on or before the date specified for the satisfaction of any condition precedent, waive in writing the benefit of any of the conditions. In any event, Purchaser's or Sellers' consent to the close of escrow pursuant to this Agreement shall conclusively be deemed to be a waiver of any remaining unfulfilled conditions for the benefit of such party.



ARTICLE IV

Due Diligence; Confidentiality

          4.01 Title Inspection; Review Period

     (a) Prior to the Contract Date, Purchaser has received from Sellers recent commitments for title insurance and as-built surveys for each Facility, all of which were prepared for another transaction. On or before the date which is four (4) days after the Contract Date, Sellers, at their own expense, shall request that the surveyors update the surveys to certify to Purchaser and to the Title Company (and, if requested by Purchaser, to Purchaser's lender), (such certificate to be in a form to be delivered by Purchaser prior to the expiration of such four (4) day period or, if Purchaser shall fail to deliver such form, in the form customarily used by Sellers), and shall request that the Title Company issue binding commitments or endorsements for Purchaser's benefit (the "Title Commitments"), for extended coverage owner's title policies on the standard ALTA form, for each Facility. Purchaser shall be responsible for the ordering and cost of providing its lender title insurance coverage and related surveys, if any. Each Title Commitment shall be in the amount and in the form sufficient to satisfy the requirements set forth in Section 3.01(a). Within seven (7) days after receipt thereof, Purchaser agrees to notify Sellers of any objections to exceptions appearing in the Title Commitments. Purchaser agrees that it shall not raise objections to the items set forth in clauses (a) through (g) in the definition of Permitted Encumbrances. On or before the date which is five (5) days after Sellers' receipt of any such objections, Sellers shall notify Purchaser either that they will cure all title objections prior to the Closing Date or specifying exceptions which they will not eliminate. If Sellers elect not to remove all exceptions to title to which Purchaser has reasonably objected, Purchaser may, upon notice given to Sellers on the later to occur of four (4) days after receipt of Sellers' election not to cure and the last day of the Review Period, elect to treat the Facilities having such title and/or survey defects as Defective Facilities for purposes of Section 2.07(c), time being of the essence with respect to the giving of any such notice.

          (b) Prior to the Contract Date, Purchaser has received from Sellers (i) the ground lease for the Colonnades, the Facilities Leases for each Facility and the Guarantees related to each Facilities Lease. During the Review Period, Sellers shall provide, or cause to be provided, to Purchaser (i) a list of all Contracts and Equipment Leases then in effect, and copies of all such Contracts and Equipment Leases; (ii) access to the legal permanent document files for each Facility; (iii) copies of historical and projected rental stream/revenues for 5 years;
(iv) copies of any Permits, and Healthcare Approvals, plans and specifications and zoning and land use diligence related to the Facilities, to the extent such Permits, plans and specification are in Sellers' possession; and (v) such other records and documents as Purchaser may reasonably request.

          (c) Prior to the Contract Date, Purchaser has received from Sellers recent engineering reports and draft environmental reports for each Facility, all of which were prepared for another transaction. On or before the date which is four (4) days after the Contract Date, Sellers, at their own expense, shall request updates to the engineering and environmental reports addressed to Purchaser and Seller. During the Review Period, Purchaser shall have the right, upon reasonable notice to Sellers, at its own risk, cost and expense, to enter, or cause its agents or representatives to enter, upon any of the Sites for the purpose of making surveys or other tests, test borings, inspections, investigations and/or studies of the Facilities (each a "Study"). Purchaser shall not make any physical alterations to the Facilities, such entry shall not interfere with the residents or management of the Facilities, and Purchaser shall hold harmless, indemnify and defend Sellers against any and all costs, claims or expenses in connection with Purchaser's entry and performance of all such Studies and shall repair any damage to any Facility or Site suffered or occasioned by any such Study. In order to prepare environmental site assessments for the Sites, Sellers and Purchaser have agreed to use the contractors which prepared the reports delivered to Purchaser. Purchaser agrees to use only the approved contractors and to coordinate with and keep Sellers apprised of the scope, status and drafting of such assessments. Specifically, Sellers shall have the opportunity to review and comment on the drafts of all assessments. In the event the Closing does not occur, Purchaser shall return to Sellers all assessments and provide to Sellers at no charge copies of any report, document or Study created in connection with any Study. Purchaser's obligation shall survive Closing or the termination of this Agreement.

          (d) On or before the date which is four (4) days after the Contract Date, Purchaser shall request that American Appraisal, Inc. prepare appraisals on each Facility. As soon as possible but no later than the expiration of the Review Period, Purchaser shall notify Sellers whether it has obtained appraisals for each Facility which appraisals conform with the requirements of Purchaser's declaration of trust or other organizational and governing documents.

          (e) In the event that this Agreement requires that the parties agree to any matter prior to the expiration of the Review Period and the parties, acting reasonably and in good faith, are unable so to agree, either party may terminate this Agreement by giving written notice thereof to the other. In addition, if prior to the expiration of the Review Period, Purchaser reasonably rejects any of the Contracts or Equipment Leases to which either Seller is a party, unless Sellers agree, at their sole cost, to cause the same to be terminated prior to the Closing, Purchaser may terminate this Agreement by the giving of written notice thereof prior to the expiration of the Review Period.

          4.02 Termination Prior to Expiration of Review Period

          If, prior to the expiration of the Review Period, Purchaser gives Sellers written notification (the "Termination Notice") pursuant to Section 4.01 or otherwise in accordance with this Agreement that Purchaser elects not to consummate the Closing in accordance with the terms of this Agreement, this Agreement shall terminate and the Deposit shall be refunded to the Purchaser. If the Termination Notice is given, this Agreement shall immediately be terminated, and neither party shall have any further liability to the other under this Agreement (except as specified in this Section 4.02 or in Section 13.02(b) hereof). If Purchaser does not give the Termination Notice by the expiration of the Review Period, time being of the essence, this Agreement shall remain in full force and effect, and Purchaser shall be bound to purchase the Facilities in accordance with the terms hereof.

          4.03 Confidentiality

          All examinations, investigations, surveys, tests, studies, inventories and other reviews or Studies of the Facilities by Purchaser prior to the Closing shall be conducted pursuant to the provisions of the Confidentiality Agreement, dated March 2, 1994, among Purchaser and Sellers (the "Confidentiality Agreement"), the terms of which are incorporated herein by this reference as if set forth in full in this
Section 4.03; provided, however, that nothing in this Agreement shall be construed to supersede any provision of the Confidentiality Agreement. Notwithstanding the foregoing, the parties hereto agree that each party and its affiliates may issue such press and publicity releases with respect to the transactions contemplated by this Agreement as such party may reasonably deem necessary or appropriate. Each party shall cooperate and coordinate with one another in connection with the making of any such press and publicity releases.



ARTICLE V

Sellers' Representations, Warranties, and Covenants

          In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller, with respect to itself and its respective
Facilities, represents and warrants to, and covenants with, Purchaser as follows:

          5.01 Good Standing

          Each of HMH Properties and HMC Retirement is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, is authorized to conduct the business in which it is now engaged, and is duly qualified and in good standing in each jurisdiction in which any property to be conveyed hereunder by such Seller is located. Each of HMH Properties and HMC Retirement has the full corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder.

          5.02 Due Authorization

          The execution, delivery, and performance by each of Sellers of this Agreement and the consummation by such Seller of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate actions, of such Seller (none of which actions have been modified or rescinded, and all of which actions are in full force and effect). This Agreement and each document to be executed and delivered by such Seller at Closing constitutes, or at the time of execution will constitute, a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

          5.03 No Violations or Defaults

          The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by each of Sellers will not violate any law or any order of any court or governmental authority with proper jurisdiction, which violation or default will, in any one case or in the aggregate, materially adversely affect the operation of any of the Facilities or such Seller's ability to consummate the transactions contemplated hereby; result in a breach or default under any material Contract or any provision of the organizational documents of such Seller; require any consent, or approval or vote of any court or governmental authority or of any third person or entity that, as of the Closing Date, has not been given or taken and does not remain effective; or result in any Encumbrance, other than a Permitted Encumbrance, against any Facility.

          5.04 Litigation

          To the best of Sellers' knowledge, except as disclosed in writing on or before April 1, 1994, there are no actions, suits, arbitrations, governmental investigations, or other proceedings pending or threatened against such Seller before any court or governmental authority, an adverse determination of which might materially and adversely affect (a) such Seller's ability to enter into or perform this Agreement, or (b) such Seller's title to any Facility, or the condition or operation of any Facility (including the validity of any material Permits relating thereto), (c) the business, operation, affairs or condition of an of the Facilities, or (d) or result in any material liability.

          5.05  Compliance with Laws

          To the best of Sellers' knowledge without inquiry and, with respect to the period prior to the Closing, except as previously disclosed with respect to the Healthcare Approvals, each Facility is in compliance in all material respects with all laws, rules, regulations, health and sanitation codes, and zoning ordinances and with the terms of all Permits applicable to each of its Facilities, non-compliance with which would have a material adverse effect on such Seller, any such Facilities or the use or operation thereof.

          5.06 Financial Information

          The historical financial information regarding the Facilities provided by Sellers to Purchaser prior to the Contract Date is true and accurate in all material respects and contains no material misstatement and does not omit any statement or fact necessary to make the information contained therein not materially misleading. Purchaser acknowledges that the aforementioned financial information relates solely to historical performance of the Facilities and in no way represents a projection of future performance, and Sellers make no representations as to the future performance of any Facility.

          5.07 Insurance

          Sellers have not received notice from any insurance company of any defects or inadequacies in any Facility that would adversely affect its insurability or increase the cost of insurance. To Sellers' knowledge (based upon receipt from Marriott International of certificates of insurance dated on or about the Contract Date), all insurance required to be maintained under the Facilities Leases is in full force and effect.

          5.08 Condemnation Actions

          To the best of Sellers' knowledge without inquiry, there are no pending condemnation actions or special assessments of any nature with respect to any of its Facilities or any part thereof that would materially impair any such Facilities economic viability as a Marriott senior living facility, and Sellers have not received any notice of any such threatened or contemplated condemnation action or special assessment.

          5.09 Operation of the Facilities Before Closing

          Until the Closing Date, Sellers shall cause the Facilities to be operated in a good and businesslike fashion consistent with their past practices and shall cause such Facilities to be maintained in good working order and condition in a manner consistent with their past practice.

          5.10 Hazardous Materials

          Except as disclosed to Purchaser or as described in any environmental Study delivered to Purchaser,

          (a) "Hazardous Materials" means any asbestos-containing materials, polychlorinated biphenyls (PCBs), and any materials, wastes, substances, or chemicals that are deemed hazardous, toxic, a pollutant or a contaminant under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C.
Section 1801, et seq.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901, et seq.), or any other contaminant, oil, radioactive or other material, the removal which is required or maintenance of which is prohibited or penalized by any law, ordinance, statute, rule or regulation (each, an "Environmental Law").

          (b) During the time in which Sellers have owned the Facilities, to the best of each Seller's knowledge, neither such Seller nor any third party has used, generated, stored, or disposed of on, under or about the Facilities, or transported to or from any of the Facilities, any Hazardous Materials other than in compliance with applicable Environmental Laws. For purposes of this Section 5.10, "knowledge" of Sellers shall be based on inquiries to the general manager and regional engineer applicable to each of the Facilities, with no obligation to inquire further.


          5.11 Contracts and Equipment Leases

          There are no events or conditions that, with notice or lapse of time or both, would constitute a default by such Seller (nor, to the best of such Seller's knowledge, by any other party thereto) in any material respect of any Facilities Lease, any Guaranty, the ground lease with respect to the Colonnades, the condominium documents with respect to the Jefferson or any Contract or Equipment Lease. The Facilities Leases, the Guarantees, the Ground Lease with respect to the Colonnades, the condominium documents with respect to the Jefferson or any and all Contracts and Equipment Leases material to the maintenance and operation of the Facilities are in full force and effect.

          5.12 Modification of Agreements. Except as required by this Agreement, between the date hereof and the Closing Date, such Seller shall not, without the prior written consent of Purchaser, enter into, modify, or terminate any Facility Lease, Guaranty, the ground lease with respect to the Colonnades, or the condominium documents with respect to the Jefferson and shall not, without the prior written consent of Purchaser enter into, modify or terminate any other agreement or other instrument affecting the Facilities if such action would have a material adverse effect on any of the Facilities or the operation thereof, and such Seller shall not, without the prior written consent of Purchaser, enter into any contract or make any purchase relating to any of the Facilities other than in the ordinary course of business that would not be terminable or cancelable by Purchaser without the payment of premium or penalty on thirty (30) days' notice or less.

          5.13 Existing Lease, Agreements, Etc. Sellers have not entered into any material contracts or agreements with respect to the Facilities other than the Facilities Leases and the Contracts. The copies of the Facility Leases and Guarantees heretofore made available by Sellers to Purchaser for examination are true, correct and complete copies thereof, have not been amended, except as evidenced by amendments similarly delivered or required pursuant to this Agreement and constitute the entire agreement between Sellers and the applicable other parties. To Sellers' knowledge, the Facilities Leases and the Guarantees are in full force and effect and to Sellers' knowledge without inquiry, no event has occurred which with notice and/or lapse of time would constitute a default by Marriott International or MSLS thereunder.

          5.14 Utilities, Etc. To Sellers' knowledge without inquiry, all utilities and services necessary for the use and operation of the Facilities (including, without limitation, road access, gas, water, electricity and telephone), are available thereto, are of sufficient capacity to meet adequately all needs and requirements necessary for the use and operation of such Facilities for their respective historical purposes. To Seller's knowledge without inquiry, no fact, condition or proceeding exists which would result in the termination or impairment of the furnishing of such utilities to the Facilities.

          5.15 Permits. To Sellers' knowledge without inquiry and except as disclosed to Purchaser, there are presently in effect all Permits necessary for the current use, occupancy and operation thereof. To Sellers' knowledge without inquiry, Sellers have not been advised in writing of any threatened request, application, proceeding, plan, study or effort which would materially adversely affect the present use or zoning of the Facilities or which would modify or realign any adjacent street or highway.

          5.16 Taxes. To Sellers' knowledge without inquiry, no taxes or special assessments of any kind (special, bond or otherwise) are or have been levied with respect to the Facilities, or any portion thereof, which are outstanding or unpaid, other than amounts not yet due and payable or, if due and payable, not yet delinquent and, to Sellers' knowledge, none will be levied prior to the Closing.

          5.17 Not A Foreign Person.  Neither of Sellers is a
"foreign person" within the meaning of Section 1445 of the United
States Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

          5.18 Construction. Sellers have caused all construction obligations pertaining to the Facilities, including, without limitation, any planned capital improvement programs, to be performed and paid in full or will cause such construction obligations to be performed and paid in full. Sellers hereby agree to indemnify and hold harmless Purchaser from and against any loss, cost or damage arising from a breach of the foregoing warranty.

          5.19 Disclosure. To Sellers' knowledge without inquiry, there is no fact or condition which materially and adversely affects the business or condition of the Facilities which has not been set forth in this Agreement or in the other documents, certificates or statements furnished to Sellers in connection with the transactions contemplated hereby.

          5.20 Additional Covenant. Sellers shall use best efforts to satisfy Sellers' obligations under this Agreement.


ARTICLE VI

Purchaser's Representations, Warranties and Covenants

          In order to induce Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to, and covenants with, Sellers as follows:

          6.01 Good Standing

          Purchaser warrants that it is a Maryland real estate investment trust duly organized, validly existing, and in good standing under the laws of Maryland and is qualified to do business in Maryland and, to the extent required, will, at the Closing, be qualified in each jurisdiction in which any of the Facilities is located.

          6.02 Due Authorization

          Purchaser warrants that, prior to the expiration of the Review Period, the execution of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly authorized by all necessary action of Purchaser (none of which actions have been modified or rescinded, and all of which actions are in full force and effect). This Agreement and each document to be executed and delivered by Purchaser at or in connection with the Closing constitutes, or at the time of execution will constitute, a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

          6.03 No Violations or Defaults

          The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate any law or any order of any court or governmental authority with proper jurisdiction, which violation or default will, in any one case or in the aggregate, adversely affect Purchaser's ability to consummate the transactions contemplated hereby; result in a breach or default under any contract binding upon Purchaser or its assets or any provision of the organizational documents of Purchaser; or require any consent, approval or vote of any court or governmental authority or of any third person or entity that, as of the Closing Date, has not been given or taken.

          6.04 Litigation

          There are no suits, arbitrations, proceedings, or governmental investigations that are pending or, to the knowledge of Purchaser, threatened against Purchaser, an adverse determination in which might materially and adversely affect Purchaser's ability and right to enter into this Agreement or to consummate the transactions contemplated hereby.

          6.05 Bankruptcy Matters

          Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of all or substantially all of its assets, suffered the attachment or other judicial seizure of all or substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally. Purchaser is not insolvent and will not be rendered insolvent by the consummation of the transactions contemplated hereby.

          6.06 Additional Covenants. Purchaser shall use its best efforts to satisfy Purchaser's obligations under this Agreement and, without limiting the foregoing, agrees to obtain, on or before the Closing Date, sufficient funds to consummate the transactions contemplated hereby.

ARTICLE VII

Deposit

          Purchaser shall deliver to Sellers, no later than 5:00 P.M. Eastern Standard Time on March 18, 1994, a deposit (together with any interest earned thereon, the "Deposit") in the amount of TWENTY-FIVE MILLION DOLLARS ($25,000,000), comprised of immediately available funds (the "Deposit"). Sellers shall hold the Deposit in an interest bearing account until Closing or termination of this Agreement. Interest on the Deposit shall be the actual interest earned thereon by Sellers from receipt of the Deposit (i) if the Deposit is returned to Purchaser or retained by Sellers, to the date of refund or (ii) if Closing occurs, to the Closing Date, whereupon the Deposit shall be credited against the Purchase Price.


ARTICLE VIII

Escrow and Closing

          8.01 Escrow Arrangements

          An escrow for the purchase and sale contemplated by this Agreement shall be opened by Sellers with the Title Company subject to escrow instructions in form and substance reasonably satisfactory to Sellers and Purchaser (the "Escrow Instructions"). On or before the Closing Date, Sellers and Purchaser shall each deliver the Escrow Instructions in such form to the Title Company consistent with this Article VIII, with a copy to the other party, and the parties shall deposit in escrow the following funds and documents:

          (a)  Sellers shall deposit:

               (i)  the duly executed and acknowledged Deeds;

               (ii) the duly executed Bills of Sale;

               (iii)     a duly executed counterpart of the
          Assignment of Ground Lease;

               (iv) the certificates required by Section 3.01(b);


               (v)  any written consents required by Section
          3.01(e);

               (vi) a duly executed counterpart of the Assignment and Assumption of Leases;

               (vii) certificates from Sellers certifying the information required by Sec. 1445 of the Code to establish, for the purposes of eliminating Purchaser's tax withholding obligations, that neither Seller is a "foreign person" as defined in Sec. 1445(f)(3) of the Code (the "FIRPTA Certificates");

               (viii)    duly executed counterparts of the Lease
          Amendments and the Calusa Harbour Lease; and

               (ix) all other documents to be delivered to consummate the transactions contemplated hereby.


          (b)  Purchaser shall deposit:

               (i) funds in the amount of the balance of the Purchase Price, subject to adjustment as set forth in Sections 2.07, 8.03 and 8.04 (the "Sellers' Funds"), plus sufficient additional cash to pay Purchaser's share of all Closing costs and expenses as provided in
          Section 8.04;

               (ii) a duly executed counterpart of the Assignment of Ground Lease;

               (iii)     a duly executed counterpart of the
          Assignment and Assumption of Leases;

               (iv) duly executed counterparts of the Lease
          Amendments and the Calusa Harbour Lease; and

               (v)  all other documents to be delivered to
          consummate the transactions contemplated hereby.

          (c) In addition, Sellers shall furnish to Purchaser outside of escrow:

               (i) satisfactory evidence that Sellers have filed all tax returns required to be filed before the Closing Date with respect to the Facilities and have paid (or provided for the payment of, by escrow, closing adjustment or otherwise) all amounts shown due for all state, county and municipal real estate, sales, purchase and use taxes, all assessments for local improvements, and any and all other taxes, assessments, charges and fees, the non-payment of which may result in a lien on the Facilities or liability on the part of Purchaser; and

               (ii) all original Facilities Leases, Guarantees, the Colonnades ground lease, the loan documents with respect to Church Creek, Permits, Contracts, and Equipment Leases which are in Sellers' possession and control and are being assigned to Purchaser.

          8.02 Closing

          The escrow instructions to be delivered by the parties shall instruct the Title Company, upon satisfaction of the conditions set forth therein (which shall in all respects be consistent with the terms and conditions of this Agreement), to close escrow by:

          (a) causing the applicable Deeds to be recorded in the official records of the counties in which the Facilities are located;

          (b) paying or causing to be paid all recording, filing and transfer taxes, fees or expenses necessary in connection with the recordings and filings described in clause (a) above;

          (c) filing with the appropriate governmental instrumentality all necessary transfer and other tax returns;

          (d) paying in full or causing to be paid in full the indebtedness encumbering the Calusa Harbour, Florida Facility and recording or requesting recordation of a release of such encumbrance at or as soon as possible after the Closing;

          (e)  issuing or causing to be issued the Purchaser's
Title Policies to Purchaser;

          (f) delivering to Sellers and Purchaser originals of the Bills of Sale and the Assignment of Ground Lease and Assignment and Assumption of Leases and delivering to Purchaser the FIRPTA Certificates and any consents referred to in Section
3.01(e); and

          (g) taking such other actions as any party may reasonably require.

          8.03 Closing Adjustments

          (a) The "Rentals" as defined in the Facilities Leases shall be adjusted between Purchaser and Sellers as of 12:01 a.m.
on the Closing Date.

          (b) The Purchase Price shall be reduced by the outstanding principal amount owing with respect to the Church
Creek bonds.

          (c) The provisions of this Section 8.03 may not specify all adjustments properly to be made in a transaction of this nature. Representatives of Purchaser and Sellers shall perform all of the adjustments, including any not specifically referred to herein, which are appropriate and usual. The adjustments hereunder shall be calculated or paid in an amount based upon a fair and reasonable estimated accounting performed and agreed to by representatives of Sellers and Purchaser at the Closing. Subsequent final adjustments and payments shall be made in cash or other immediately available funds as soon as practicable after the Closing Date, and in any event within ninety (90) days after the Closing Date, based upon an agreed accounting performed by representatives of Sellers and Purchaser. In the event the parties have not agreed with respect to the adjustments required to be made pursuant to this Section 8.03 within such ninety-day period, upon application by either party, the Accountant shall determine any such adjustments which have not theretofore been agreed to between Sellers and Purchaser.
The charges of the Accountant shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Purchaser.

          (d) Sellers and Purchaser agree that the Title Company shall retain from the Sellers' Funds such amounts as may be necessary to discharge any monetary encumbrances (other than Permitted Encumbrances) affecting any Facility. The closing statement agreed to among the Title Company, Sellers and Purchaser shall reflect such use of the Sellers' Funds.

          (e) Purchaser and Sellers acknowledge that (x) MSLS has applied for and there is pending with respect to the Facility located in Silver Spring, Maryland a Certificate of Need for forty (40) skilled nursing beds and (y) the Purchase Price has been determined and agreed upon in recognition of the fact that such Certificate of Need will not be granted prior to the Closing. If, for any reason, such Certificate of Need is irrevocably approved and issued prior to the Closing, the Purchase Price shall be increased by an amount equal to $1,000,000. Furthermore, if such Certificate of Need shall be irrevocably approved and issued on or before the date two (2) years after the Closing Date, Purchaser shall pay to Sellers, within ten (10) days thereafter, $1,000,000 in immediately available federal funds to such account or accounts as Sellers may designate. The provisions of this section shall survive the Closing.

          (f) Purchaser and Sellers acknowledge that the Purchase Price of $320,000,000 is based in part on the minimum and percentage rentals payable by MSLS as tenant under the Facilities Leases. Under the Facilities Leases, the percentage rents are equal to the product of net receipts over an aggregate sales breakpoint of $71,513,000. If, prior to the Closing Date, the aggregate sales breakpoint is reduced pursuant to lease amendments to the Facilities Leases, in form and substance reasonably acceptable to Purchaser, the Purchase Price shall be increased by an amount equal to nine (9) times the product of (x) the reduction in the aggregate net sales breakpoint and (y) 4.5%; provided, however, in no event shall the Purchase Price increase pursuant to this Section by an amount in excess of Two Million Dollars ($2,000,000). An example of such an adjustment is set forth on Exhibit B.

          8.04 Closing Costs

          At Closing, Sellers and Purchasers shall share equally all costs and expenses associated with the transaction contemplated hereby except that (x) all costs and expenses incurred in connection with any purchase money financing obtained in respect of the Facilities (other than legal and administrative fees with respect to Church Creek, which shall be shared equally), including, without limitation, all costs and expenses relating to a lender's title insurance policy, surveys and all mortgage recording taxes and filing fees, shall be paid by Purchaser and (y) each party shall pay its own attorneys' and accountants' fees and costs in connection with this transaction.


ARTICLE IX


[INTENTIONALLY OMITTED]



ARTICLE X

Default; Remedies


          10.01 Default by Sellers. If Sellers shall have made any representation or warranty herein which shall be untrue or misleading in any material respect, or if Sellers shall fail to perform any of the material covenants and agreements contained herein to be performed by them and such failure continues for a period of ten (10) days after notice thereof from Purchaser, Purchaser may terminate this Agreement and/or Purchaser may pursue any and all remedies available to it at law or in equity, including, but not limited to, a suit for specific performance or other equitable relief. In addition to, and not in limitation of, the foregoing, Purchaser may require Sellers to return the Deposit.

          10.02 Default by Purchaser. If Purchaser shall have made any representation or warranty herein which shall be untrue or misleading in any material respect, or if Purchaser shall fail to perform any of the covenants and agreements contained herein to be performed by it and such failure shall continue for a period of ten (10) days after notice thereof from Sellers, Sellers may terminate this Agreement. In such event Sellers shall, as their sole and exclusive remedy, at law and in equity, retain the Deposit.

                           ARTICLE XI

                  Waiver and Partial Invalidity

          11.01     Waiver

          The failure of either party to insist on strict performance of any of the provisions of this Agreement or to exercise any right granted to it under this Agreement shall not be construed as a relinquishment or future waiver; rather, the provision or right shall continue in full force. No waiver of any provision or right shall be valid unless it is in writing and signed by the party giving it.

          11.02     Partial Invalidity

          If any part of this Agreement is declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such portion had never existed, unless this construction would operate as an undue hardship on Sellers or Purchaser or would constitute a substantial deviation from the general intent of the parties as reflected in this Agreement.


ARTICLE XII

Indemnification

          12.01     Agreement to Indemnify

          Subject to any express provisions of this Agreement to the contrary, (a) Sellers shall hold harmless, indemnify, and defend Purchaser against any and all obligations, claims, losses, damages, liabilities, and expenses (including, without limitation, reasonable attorneys' and accountants' fees and disbursements) arising out of (i) events, contractual obligations, acts, or omissions of Sellers that occurred in connection with the ownership or operation of any Facility prior to the Closing or (ii) any damage to property of others or injury to or death of any person or any claims for any debts or obligations occurring on or about or in connection with any Facility or Site or any portion thereof at any time or times prior to the Closing, and (b) Purchaser shall hold harmless, indemnify, and defend Sellers against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' and accountants' fees and disbursements) arising out of (i) events, contractual obligations, acts, or omissions of Purchaser that occur in connection with the ownership or operation of any Facility after the Closing, or (ii) any damage to property of others or injury to or death of any person or any claims for any debts or obligations occurring on or about any Facility or Site or any portion thereof at any time or times after the Closing.

          12.02     Indemnification Regarding Assumed Obligations

          Whenever it is provided in this Agreement that an obligation of Sellers will be assumed by Purchaser after the Closing, Purchaser shall be deemed to have also agreed to indemnify, defend, and hold harmless Sellers and their respective successors and assigns from all claims, losses, damages, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses) arising from any failure of Purchaser to perform the obligation so assumed after the Closing.

          12.03     Notice and Cooperation on Indemnification

          Whenever either party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the other party is or may be responsible under this Agreement, the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims and shall afford said other party full opportunity to defend the same in the name of such party and shall generally cooperate with said other party in the defense of any such claim.


ARTICLE XIII

Miscellaneous

          13.01     Brokerage Commissions and Finder's Fees

          Each party to this Agreement warrants to the other that only Merrill Lynch, and no person or entity, can properly claim a right to a real estate commission, real estate finder's fee, real estate acquisition fee or other real estate brokerage-type compensation based upon the acts of that party with respect to the transactions contemplated by this Agreement (collectively, "Brokerage Compensation"). Purchaser covenants to pay, at closing, the Real Estate Compensation to Merrill Lynch and to indemnify and hold Sellers harmless from any claim by Merrill Lynch. Each party shall indemnify, defend and hold the other harmless from any and all claims, suits, obligations, liabilities, damages, losses, costs, and expenses (including, without limitation, reasonable attorneys' and accountants fees and returned commissions) resulting from any claim for Brokerage Compensation by any person or entity based upon the acts of such party or from payment of Brokerage Compensation to any person by such party or by any entity affiliated with such party. This
Section 13.01 shall survive closing and the termination of this Agreement.

          13.02     Representations, Warranties, and Covenants

          (a) The representations and warranties contained in this Agreement shall be effective as of the date made or deemed made only and shall not continue beyond the Closing or termination of this Agreement; provided, however, that any liability with respect to breach thereof on or as of the Closing Date shall survive the Closing for a period of no more than one
(1) year.

          (b) The following obligations of Purchaser and Sellers shall survive the Closing:

               (i) the indemnification provisions set forth in Sections 2.01, 4.01(c), 5.18, 12.01, 12.02, 12.03 and
          13.01; and

               (ii) the Confidentiality Agreement referred to in
          Section 4.03 (to the extent provided therein); and

               (iii)     the provisions of Section 8.03.

          13.03     Assignment

          (a) Neither party shall assign or transfer or permit the assignment or transfer of its rights or obligations under this Agreement without the prior written consent of the other, in its sole and absolute discretion, and any such assignment or transfer without such prior written consent is hereby declared to be null and void; provided, however, the foregoing prohibition and consent requirements shall not apply to a wholly-owned subsidiary of either party so long as the assigning party notifies the other party of any such assignment.

          (b) In the event either party consents to an assignment of this Agreement by the other, no further assignment shall be made without another written consent from the consenting party, unless the assignment may otherwise be made without consent under this Agreement. An assignment by either Sellers or Purchaser of interest in this Agreement shall not relieve Sellers or Purchaser, as the case may be, from its obligations, but this Agreement shall then inure to the benefit of, and be binding on, the assignee and its successors, heirs, legal representatives, and permitted assigns. All assignees shall be subject to this
Section 13.03 as though they were an original party to this Agreement.

          13.04     Period for Making Claims

          Except as otherwise expressly provided herein, all claims by a party hereto, whether for amounts due or otherwise, under any provision of this Agreement, must be made in writing to the other parties by the date which is one (1) year from the Closing Date.

          13.05     Applicable Law

          This Agreement shall be governed by the laws of the State of Maryland (excluding the choice of law provisions thereof), except that any matter of real estate law affecting any Facility shall be governed by the law of the jurisdiction in which such Facility is located.

          13.06     Headings

          The headings of articles and sections of this Agreement are inserted only for convenience; and are not to be construed as a limitation of the scope of the particular provision to which they refer or otherwise to affect the interpretation of any provision hereof.

          13.07     Notices

          Notices and other communications required by this Agreement shall be in writing and (a) delivered by hand against receipt, (b) transmitted by telecopy and confirmed by telephone or (c) sent by certified or registered mail, postage prepaid, with return receipt requested, or by nationally-recognized overnight courier. All notices shall be addressed as follows:

          If to Sellers:

          c/o Host Marriott Corporation
          10400 Fernwood Road
          Bethesda, Maryland  20817
          Attention:     Mr. Bruce D. Wardinski
                    Treasury Department 72/924.11

          with a copy to:

          Host Marriott Corporation
          10400 Fernwood Drive
          Bethesda, Maryland  20817
          Attention:     Pamela J. Murch, Esq.
                    Law Department 72/923

          If to Purchaser:

          Health and Rehabilitation Properties Trust
          400 Centre Street
          Newton, MA 02158
          Attention:     Mr. David J. Hegarty

          with a copy to:

          Sullivan & Worcester
          One Post Office Square
          Boston, Massachusetts 02109
          Attention:     Barry M. Portnoy, Esq. and
                    Jennifer Babbin Clark, Esq.


or to such other address as may be designated in writing by a proper notice delivered by one party to the other. Any properly mailed notice shall be effective upon receipt (and confirmation by telephone, if sent by telecopy) or, if refused, upon refusal to accept delivery by the party to be charged with notice.


          13.08     HSR Act Matters

          The parties have jointly discussed with and confirmed in writing to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (collectively, the "HSR Act"), that no filings under the HSR Act are required to be made with regard to the transactions contemplated hereby. In the event any HSR Act filing(s) are required, the parties agree to cooperate in making such filing.

          13.09     Cooperation

          Each of Purchaser and Sellers shall cooperate with one another in consummating the transactions contemplated hereby and assist one another in satisfying each party's obligations hereunder.

          13.10     Entire Agreement

          This Agreement, and the exhibits attached hereto, constitutes the entire agreement between the parties with respect to the purchase and sale of the Facilities and supersedes all prior oral and written understandings. Amendments to this Agreement shall not be effective unless in writing and signed by the party against whom enforcement of the amendment is sought.

          13.11     Counterparts.

          This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

          13.12     Purchaser's Liability.

          The Declaration of Trust of Purchaser (the
"Declaration") is duly filed in the Office of the Department of Assessments and Taxation of the State of Maryland, and provides that the name "Health and Rehabilitation Properties Trust" refers to the trustees under the Declaration collectively as Trustees, but not individually or personally, and that no trustee, officer, shareholder, employee or agent of Purchaser shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, Purchaser. All persons dealing with Purchaser, in any way, shall look only to the assets of Purchaser for the payment of any sum or the performance of any obligation.

          13.13     Tax Free Exchange

          (a) Sellers have indicated to Purchaser that Sellers may wish to use one or more of the Facilities as a part of a tax free exchange of property with a third party. If Sellers or any subsidiary or affiliate thereof to which Sellers have assigned its interest in this Agreement shall have in good faith entered into an agreement for such exchange, then Sellers or any such subsidiary or affiliate thereof shall have the right to assign their interest in this Agreement with respect to the identified Facility or Facilities to the third party participating in such exchange.

          (b) If Sellers shall assign their interest in this Agreement to effectuate a tax free exchange as aforesaid, then Sellers shall promptly so notify Purchaser and shall deliver to Purchaser a copy of any applicable assignments or other documents or agreements. Purchaser shall thereafter, at Sellers' cost, cooperate with Sellers to effectuate such tax free exchange. Sellers shall pay any additional transfer taxes, recording fees or similar closing costs resulting from such tax free exchange.

          (c) Sellers hereby indemnify and agree to defend and save Purchaser harmless from and against any additional claims or liabilities arising as a result of Purchaser's participation in such tax free exchange.

          IN WITNESS WHEREOF, Sellers and Purchaser have caused this Agreement to be executed by their duly authorized officers as of the date set forth below.



Attest/Witness:                    HEALTH AND REHABILITATION
                                   PROPERTIES TRUST


By: /s/ Jennifer B. Clark          By:/s/ Barry M. Portnoy

Title/Name: Jennifer B. Clark      Title: Trustee


Date: March 17, 1994






               [SIGNATURES CONTINUED ON NEXT PAGE]

Attest:                            HMH PROPERTIES, INC.



By: /s/ Pamela J. Murch            By: /s/ Robert E. Parsons

Title/Name: Assistant Secretary    Title: Vice President and
Treasurer

[CORPORATE SEAL]

Date: March 17, 1994



Attest:                            HMC RETIREMENT PROPERTIES,
INC.



By: /s/ Pamela J. Murch
By: /s/ Robert E. Parsons
Title/Name: Assistant Secretary
Title: Vice President and Treasurer

[CORPORATE SEAL]

Date: March 17, 1994


The undersigned hereby guarantees full performance all of the obligations of HMH Properties, Inc. and HMC Retirement
Properties, Inc. under the foregoing Agreement.




                                   HOST MARRIOTT CORPORATION





By: /s/ Robert E. Parsons
                                   Its:  Vice President and
Treasurer



F:\PMURCH\SLSREIT\SALE.6






PURCHASE AGREEMENT

AMONG


HMC RETIREMENT PROPERTIES, INC.

AND

HMH PROPERTIES, INC.

as Sellers


AND


HEALTH AND REHABILITATION PROPERTIES TRUST,

as Purchaser

TABLE OF CONTENTS


                                                            Page

ARTICLE I -- Definition of Terms

         1.01  Definition of Terms . . . . . . . . . . . . .  1
         1.02  Terms Defined in Other Sections . . . . . . .  5

ARTICLE II -- Purchase and Sale of the Facilities

         2.01  Purchase and Sale . . . . . . . . . . . . . .  6
         2.02  Excluded Items. . . . . . . . . . . . . . . .  6
         2.03  Purchase Price. . . . . . . . . . . . . . . .  7
         2.04  Allocation of Purchase Price. . . . . . . . .  7
         2.05  Employees at Facilities . . . . . . . . . . .  7
         2.06  Sellers' Disclaimer . . . . . . . . . . . . .  8
         2.07  Defective Facilities. . . . . . . . . . . . .  9

ARTICLE III -- Conditions Precedent

         3.01  Conditions Precedent for the Benefit of Purchaser
        10
         3.02  Conditions Precedent for the Benefit of Sellers
14
         3.03  Failure or Waiver of Conditions Precedent . . 15

ARTICLE IV -- Due Diligence; Confidentiality

         4.01  Title Inspection; Review Period . . . . . . . 16
         4.02  Termination . . . . . . . . . . . . . . . . . 18
         4.03  Confidentiality . . . . . . . . . . . . . . . 18

ARTICLE V -- Sellers' Representations, Warranties, and Covenants

         5.01  Good Standing . . . . . . . . . . . . . . . . 19
         5.02  Due Authorization . . . . . . . . . . . . . . 19
         5.03  No Violations or Defaults . . . . . . . . . . 19
         5.04  Litigation. . . . . . . . . . . . . . . . . . 19
         5.05  Compliance with Laws. . . . . . . . . . . . . 20
         5.06  Financial Information . . . . . . . . . . . . 20
         5.07  Insurance . . . . . . . . . . . . . . . . . . 20
         5.08  Condemnation Actions. . . . . . . . . . . . . 20
         5.09  Operation of the Facilities Before Closing. . 21
         5.10  Hazardous Materials . . . . . . . . . . . . . 21
         5.11  Contracts and Equipment Leases. . . . . . . . 21
         5.12  Modification of Agreements. . . . . . . . . . 22
         5.13  Existing Lease, Agreements, Etc.. . . . . . . 22
         5.14  Utilities, Etc. . . . . . . . . . . . . . . . 22
         5.15  Permits.. . . . . . . . . . . . . . . . . . . 22
         5.16  Taxes.. . . . . . . . . . . . . . . . . . . . 22
         5.17  Not A Foreign Person. . . . . . . . . . . . .      23
         5.18  Construction. . . . . . . . . . . . . . . . . 23
         5.19  Disclosure. . . . . . . . . . . . . . . . . . 23
         5.20  Additional Covenant . . . . . . . . . . . . . 23


ARTICLE VI -- Purchaser's Representations, Warranties and
Covenants

         6.01  Good Standing . . . . . . . . . . . . . . . . 23
         6.02  Due Authorization . . . . . . . . . . . . . . 23
         6.03  No Violation or Defaults  . . . . . . . . . . 24
         6.04  Litigation. . . . . . . . . . . . . . . . . . 24
         6.05  Bankruptcy Matters. . . . . . . . . . . . . . 24
         6.06  Additional Covenants. . . . . . . . . . . . . 24

ARTICLE VII -- Deposit . . . . . . . . . . . . . . . . . . . 25

ARTICLE VIII -- Escrow and Closing

         8.01  Escrow Arrangements . . . . . . . . . . . . . 25
         8.02  Closing . . . . . . . . . . . . . . . . . . . 27
         8.03  Closing Adjustments . . . . . . . . . . . . . 27
         8.04  Closing Costs . . . . . . . . . . . . . . . . 29

ARTICLE IX -- Intentionally Omitted


ARTICLE X -- Default; Remedies

        10.01  Default by Sellers. . . . . . . . . . . . . . 29
        10.02  Default by Purchaser. . . . . . . . . . . . . 29

ARTICLE XI -- Waiver and Partial Invalidity

        11.01  Waiver. . . . . . . . . . . . . . . . . . . . 30
        11.02  Partial Invalidity. . . . . . . . . . . . . . 30

ARTICLE XII -- Indemnification

        12.01  Agreement to Indemnify. . . . . . . . . . . . 30
        12.02  Indemnification Regarding Assumed Obligations
31
        12.03  Notice and Cooperation on Indemnification . . 31

ARTICLE XIII -- Miscellaneous

        13.01  Brokerage Commissions and Finder's Fees . . . 31
        13.02  Representations, Warranties, and Covenants. . 32
        13.03  Assignment. . . . . . . . . . . . . . . . . . 32
        13.04  Period for Making Claims. . . . . . . . . . . 33
        13.05  Applicable Law. . . . . . . . . . . . . . . . 33
        13.06  Headings. . . . . . . . . . . . . . . . . . . 33
        13.07  Notices . . . . . . . . . . . . . . . . . . . 33
        13.08  HSR Act Matters . . . . . . . . . . . . . . . 34
        13.09  Cooperation   . . . . . . . . . . . . . . . . 34
        13.10  Entire Agreement. . . . . . . . . . . . . . . 34
        13.11  Counterparts. . . . . . . . . . . . . . . . . 35
        13.12  Purchaser's Liability . . . . . . . . . . . . 35
        13.13  Tax Free Exchange . . . . . . . . . . . . . . 35

EXHIBITS


     Exhibit A      The Facilities
     Exhibit B      Purchase Price Adjustment

EXHIBIT A

The Facilities



1.   The Colonnades Senior Living Community at Charlottesville,
Virginia



Fee Facilities

2.   Brighton Gardens at Sun City, Arizona
3.   Villa Valencia Senior Living Community at Laguna Hills,
California
4.   Brighton Gardens at Port St. Lucie, Florida
5.   Horizon Club Senior Living Community at Deerfield Beach,
Florida
6.   The Stratford Court Senior Living Community at Palm Harbor,
Florida
7.   Bedford Court Senior Living Community at Silver Spring,
Maryland
8.   Brighton Gardens at Bellaire, Texas
9.   Brighton Gardens at Virginia Beach, Virginia
10.  The Jefferson Senior Living Community at Arlington, Virginia
11.  The Stratford Court Senior Living Community at Boca Raton,
Florida
12.  Brighton Gardens of Scottsdale, Arizona
13.  Calusa Harbour Senior Living Community at Lee County,
Florida
14.  Church Creek Senior Living Community at Cook County,
Illinois

                            EXHIBIT B



Current Sales Breakpoint


Less:     Revised Sales Breakpoint

Times:    4.5%

Times:    9

Equals:   Purchase Price Adjustment


(Subject to a $2,000,000 Price Adjustment Cap)


Example:


Current Sales Breakpoint =              $71,513,000
Less:     Revised Breakpoint             67,513,000

Equals:   Change in Breakpoint            4,000,000
Times:    Percentage Rent Factor            x 4.5%

Equals:  Increase in Percentage Rent        180,000
Times:   Purchase Price Multiplier               x  9

Equals:   Increase in Purchase Price    $ 1,620,000